EXHIBIT 99.1

STRYKER REPORTS 12% SALES GROWTH, 14% NET EARNINGS GROWTH

FOR QUARTER ENDED MARCH 31, 2010

Kalamazoo, Michigan - April 20, 2010 - Stryker Corporation (NYSE:SYK) reported operating results for the quarter ended March 31, 2010 as follows:

First Quarter Highlights

•	Net sales increased 8.7% on a constant currency basis (12.4% as reported) to $1,799 million
•	Orthopaedic Implants sales increased 6.4% on a constant currency basis (10.7% as reported)
•	MedSurg Equipment sales increased 12.2% on a constant currency basis (15.0% as reported)
•	Net earnings increased 14.4% from $281 million to $322 million
•	Diluted net earnings per share increased 12.7% from $0.71 to $0.80

"Our first quarter results demonstrate that the investments we have made are resulting in improving sales and earnings momentum for both our Orthopaedic Implant and MedSurg businesses. Although we continue to navigate through a challenging macro environment, it's clear that our diverse product offering and global presence afford considerable competitive advantages," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer.

Net sales increased 12.4% to $1,799 million for the first quarter of 2010. On a constant currency basis, net sales increased 8.7% in the quarter.

Net earnings for the first quarter of 2010 were $322 million, representing a 14.4% increase over net earnings of $281 million for the first quarter of 2009.  Diluted net earnings per share for the first quarter of 2010 increased 12.7% to $0.80 compared to $0.71 for the first quarter of 2009.

Sales Analysis

Domestic sales were $1,173 million for the first quarter of 2010, representing an increase of 12.6%, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.

International sales were $626 million for the first quarter of 2010, representing an increase of 11.9%.  The impact of foreign currency comparisons to the dollar value of international sales was favorable by $58 million in the first quarter of 2010.  On a constant currency basis, international sales increased 1.5% in the first quarter of 2010, as a result of higher shipments of Orthopaedic Implants partially offset by lower shipments of MedSurg Equipment.

Worldwide sales of Orthopaedic Implants were $1,077 million for the first quarter of 2010, representing an increase of 10.7%.  On a constant currency basis, sales of Orthopaedic Implants increased 6.4% in the first quarter of 2010, based on higher shipments of hips, knees, trauma and spinal implant systems.

Worldwide sales of MedSurg Equipment were $722 million for the first quarter of 2010, representing an increase of 15.0%.  On a constant currency basis, sales of MedSurg Equipment increased 12.2% in the first quarter of 2010, as higher shipments of endoscopic and communications systems and patient handling and emergency medical equipment as well as sales growth through acquisitions were partially offset by lower sales of surgical equipment and surgical navigation systems.  Sales of MedSurg Equipment were also positively impacted by 2.6% from a one-time shipment of patient handling equipment.  Excluding this shipment, worldwide sales of MedSurg Equipment increased 9.6% on a constant currency basis in the first quarter.

2010 Outlook

The financial forecast for 2010 includes a constant currency net sales increase of 5% to 8% as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be favorably impacted by approximately 1% to 2% in the second quarter of 2010 and by approximately 0.5% to 1.5% for the full year of 2010. The Company projects that diluted net earnings per share for 2010 will be in the range of $3.20 to $3.30, an increase of 8% to 12% over adjusted diluted net earnings per share of $2.95 in 2009.

Conference Call

As previously announced the Company will host a conference call for financial analysts at 4:30 p.m., Eastern Time, today to discuss the Company's operating results for the quarter ended March 31, 2010 and provide an operational update.  To participate in the conference call dial 866-713-8562 (domestic) or 617-597-5310 (international) and enter the participant passcode 71400353. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 8:30 p.m., Eastern Time, on Tuesday, April 20, 2010, until 8:30 p.m. on Tuesday, April 27, 2010. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 52436405.

Forward Looking Statements

Certain statements made in the presentation may constitute forward-looking statements. They will be based upon management's current expectations and will be subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; unfavorable resolution of tax audits; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors is contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care.   The Company provides innovative orthopaedic implants as well as state-of-the-art medical and surgical equipment to help people lead more active and more satisfying lives.  For more information about Stryker, please visit www.stryker.com.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2010
(Unaudited - In Millions Except Per Share Amounts)

	First Quarter
CONDENSED STATEMENTS OF EARNINGS	2010	2009	% Change

Net sales	$ 1,799.1	$ 1,601.3	12.4
Cost of sales	581.4	515.5	12.8

GROSS PROFIT	1,217.7	1,085.8	12.1
% of Sales	67.7	67.8

Research, development and
engineering expenses	90.0	80.4	11.9
Selling, general and
administrative expenses	667.8	616.6	8.3
Intangibles amortization	13.5	9.6	40.6

	771.3	706.6	9.2

OPERATING INCOME	446.4	379.2	17.7
% of Sales	24.8	23.7

Other income (expense)	(0.6)	7.2	-

EARNINGS BEFORE INCOME TAXES	445.8	386.4	15.4

Income taxes	124.1	105.3	17.9

NET EARNINGS	$ 321.7	$ 281.1	14.4

Net Earnings Per Share:
Basic	$ 0.81	$ 0.71	14.1
Diluted	$ 0.80	$ 0.71	12.7

Average Shares Outstanding
Basic	397.2	396.7
Diluted	400.1	398.6

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2010
(Unaudited - In Millions)

	First Quarter
			% Change
				Constant
CONDENSED SALES ANALYSIS	2010	2009	Reported	Currency

Domestic	$ 1,173.0	$ 1,042.0	12.6	12.6
International	626.1	559.3	11.9	1.5

NET SALES	$ 1,799.1	$ 1,601.3	12.4	8.7

Orthopaedic Implants	$ 1,076.9	$ 973.2	10.7	6.4
MedSurg Equipment	722.2	628.1	15.0	12.2

NET SALES	$ 1,799.1	$ 1,601.3	12.4	8.7

	First Quarter 2010
	% Change
	Domestic	International		Total
			Constant		Constant
SUPPLEMENTAL SALES GROWTH ANALYSIS	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	7	11	0	9	4
Knees	12	11	(1)	12	8
Trauma	13	17	9	15	11
Spine	5	25	16	10	8
Total Orthopaedic Implants	9	14	3	11	6

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	1	1	(9)	1	(1)
Endoscopic and communications systems	6	16	4	9	6
Patient handling and emergency medical equipment	34	14	1	30	26
Total MedSurg Equipment	17	8	(3)	15	12

STRYKER CORPORATION
(Unaudited - In Millions)

	March 31	December 31
CONDENSED BALANCE SHEETS	2010	2009

ASSETS

Cash and cash equivalents	$ 1,202.5	$ 658.7

Marketable securities	2,735.1	2,296.1

Accounts receivable (net)	1,120.6	1,147.1

Inventories	961.0	943.0

Other current assets	856.2	806.3

TOTAL CURRENT ASSETS	6,875.4	5,851.2

Property, plant and equipment (net)	925.0	947.6

Goodwill and other intangibles (net)	1,617.5	1,591.5

Other assets	680.5	681.0

TOTAL ASSETS	$ 10,098.4	$ 9,071.3

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$ 1,404.8	$ 1,441.0

Other liabilities	1,026.6	1,035.2

Long-term debt	996.2	-

Shareholders' equity	6,670.8	6,595.1

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$ 10,098.4	$ 9,071.3

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2010
(Unaudited - In Millions)

	First Quarter
CONDENSED STATEMENTS OF CASH FLOWS	2010	2009

OPERATING ACTIVITIES

Net earnings	$ 321.7	$ 281.1

Depreciation	40.8	37.9

Amortization	58.4	53.8

Changes in working capital and other	(146.1)	(100.4)

NET CASH PROVIDED BY OPERATING ACTIVITIES	274.8	272.4

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(57.4)	(2.6)

Proceeds from sales of (purchases of) marketable securities, net	(516.9)	(98.2)

Purchases of property, plant and equipment	(31.1)	(30.6)

Proceeds from sales of property, plant and equipment	-	0.7

NET CASH USED IN INVESTING ACTIVITIES	(605.4)	(130.7)

FINANCING ACTIVITIES

Proceeds from borrowings, net	1,006.3	0.9

Dividends paid	(59.7)	(158.6)

Repurchase and retirement of common stock	(111.1)	-

Other	62.5	24.0

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	898.0	(133.7)

Effect of exchange rate changes on cash and cash equivalents	(23.6)	(23.3)

CHANGE IN CASH AND CASH EQUIVALENTS	$ 543.8	$ (15.3)

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600